Filed pursuant to 424(b)(3)
Registration No. 333-122743

SUPPLEMENT NO. 36

DATED SEPTEMBER 1, 2006
TO THE PROSPECTUS DATED AUGUST 31, 2005
OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 36 supplements certain information contained in our prospectus dated August 31, 2005, as supplemented by Supplement No. 13 dated January 11, 2006, Supplement No. 21 dated April 11, 2006, Supplement No. 25 dated June 13, 2006, Supplement No. 26 dated June 23, 2006, Supplement No. 27 dated June 27, 2006, Supplement No. 28 dated July 6, 2006, Supplement No. 29 dated July 14, 2006, Supplement No. 30 dated July 28, 2006, Supplement No. 31 dated July 31, 2006, Supplement No. 32 dated August 10, 2006, Supplement No. 33 dated August 21, 2006 and Supplement No. 35 dated August 24, 2006.  This supplement updates, modifies or supersedes certain information contained on the cover page and in the prospectus section entitled "Business and Policies" as described below.  You should read this Supplement No. 36 together with our prospectus dated August 31, 2005 and each of the foregoing supplements thereto.

The cover page of the prospectus is updated by adding the following sentence to the end of the last paragraph on the cover page:

The minimum offering amount of 200,000 shares was sold on or about October 10, 2005.

Business and Policies

This section supplements the discussion contained in the prospectus under the heading "Business and Policies" which begins on page 107 of the prospectus.  A new subsection titled "Description of Real Estate Assets" has been added by Supplement No. 13 after the discussion of "Other Policies," which ends on page 114 of the prospectus.

Property Transactions – Probable Acquisitions

Our joint venture, MB REIT, has identified the following portfolio of properties as a probable acquisition:

Bradley Portfolio; Arkansas, California, Colorado, Georgia, Illinois, Indiana, Iowa, Maryland, Michigan, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and Wisconsin

MB REIT anticipates purchasing from Bradley Associates Limited Partnership, an unaffiliated third party, fee simple interests in a portfolio of thirty-three (33) existing properties for a total purchase price of approximately $492.9 million.  The portfolio consists of six (6) office buildings, five (5) retail buildings, and twenty-two (22) industrial buildings.  The following table sets forth certain information with respect to the location and the approximate gross leasable area (GLA):

	Approximate GLA (Sq. Ft.)	Approximate Purchase
Address	Square Feet	Price
Office Properties
3901 Liberty Street, Aurora, Illinois	60,000	$8,273,000
8900 Lakes @ 610 Drive, Houston, Texas	119,527	17,267,000
101 Civic Center Drive, Santee, California	77,000	19,900,000
8822 S. Ridgeline Boulevard, Highland Ranch, Colorado	85,680	14,600,000
3900 Kinross Lakes Parkway, Richfield, Ohio	85,214	17,500,000
725 Regional Road, Greensboro, North Carolina	113,526	13,000,000

Retail Properties
125 E. Army Trail Road, Glendale Heights, Illinois	42,000	5,747,000
145 E. Army Trail Road, Glendale Heights, Illinois	8,820	1,836,000
135 E. Army Trail Road, Glendale Heights, Illinois	10,000	1,890,000
1575 Lexington Road, Athens, Georgia	52,900	10,453,000
629 Newtown Road, Virginia Beach, Virginia	7,488	1,896,000

Industrial Properties
500 North Lake Shore Drive, Hartland, Wisconsin	134,210	10,801,000
9201 Faulkner Lake Road, North Little Rock, Arkansas	712,000	45,675,000
301 Industrial Drive, Horicon, Wisconsin	139,000	7,379,000
321 Foster Avenue, Wood Dale, Illinois	137,607	9,272,000
7300 Airport Road, Houston, Texas	223,599	13,560,000
1050 Indianhead Drive, Mosinee, Wisconsin	193,200	9,382,000
11500 Melrose Avenue, Franklin Park, Illinois	97,766	8,093,000
6752 Baymeadow Drive, Glen Burnie, Maryland	120,000	26,000,000
1114 Seaco Avenue, Deer Park, Texas	22,980	5,851,000
4412 Coloma Road, Coloma, Michigan	423,230	18,798,000
1800 Bruning Drive, Itasca, Illinois	202,000	19,000,000
4500 Westport Drive, Mechanicsburg, Pennsylvania	178,600	7,900,000
700 North Highway 45, Libertyville, Illinois	197,100	26,500,000
315 Kirk Road, St. Charles, Illinois	309,900	14,363,000
300 10th Street, Clarion, Iowa	126,900	5,241,000
1405 S. Main Street, Fountain Inn, South Carolina	110,700	5,268,000
5568 West Chester Road, Westchester, Ohio	970,168	64,800,000
9625 55th Street, Kenosha, Wisconsin	175,052	13,500,000
21875 Doral Road, Waukesha, Wisconsin	43,500	2,400,000
104 Enterprise Boulevard, Kinston, North Carolina	400,000	16,265,000
421 E. Stevenson Road, Ottawa, Illinois	38,285	3,300,000
135 S. Mount Zion Road, Building 577, Lebanon, Indiana	1,091,435	47,200,000

Totals	6,709,477	492,910,000

In connection with the closing, MB REIT expects to assume two (2) mortgage loans totaling approximately $49.7 million and expects to pay the remaining amount of the purchase price, approximately $443.2 million, in cash. MB REIT expects that each loan will be secured by a first priority mortgage on the corresponding property and that additional security interests may be granted in, for example, personal property owned by the assuming entity at the property.  The following table sets forth certain information regarding the mortgage loans that are expected to be assumed:

Address	Loan Amount ($)	Maturity Date	Annual Interest Rate (%)	Monthly Payment Type
8822 S. Ridgeline Boulevard	10,500,000	November 1, 2025	5.6627	Interest Only

5568 W. Chester Road	39,233,733	January 1, 2013	5.5400	Principal & Interest

MB REIT does not intend to make significant repairs or improvements to any of these properties over the next few years. However, if any repairs or improvements are required, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

The properties in this portfolio compete with similar properties within their respective market areas.  The minimum number of similar competitive properties is reflected in the following table, to the extent such information is available:

		Min. No. of Competitive Properties in Submarket (or Market,
Property	Market/Submarket	if no Submarket)
Office Properties
3901 Liberty Street; Aurora, Illinois	Suburban Chicago, Illinois/East-West Tollway	5

8900 Lakes at 610 Drive; Houston, Texas	Greater Houston, Texas/South Main and Medical Center	5
101 Civic Center Drive; Santee, California	San Diego, California/East County	2
8822 S. Ridgeline Boulevard; Highland Ranch, Colorado	Metro Denver, Colorado/Southwest	6
3900 Kinross Lakes Parkway; Richfield, Ohio	Cleveland, Ohio/Southeast	5
725 Regional Road; Greensboro, North Carolina	Greensboro, North Carolina/Greensboro Airport	6

Retail Properties
125, 135 and 145 E. Army Trail Road; Glendale Heights, Illinois	Chicago, Illinois/Far West Suburbs	127
1575 Lexington Road; Athens, Georgia	Athens, Georgia/Clarke County	2
629 Newtown Road; Virginia Beach, Virginia	Virginia Beach, Virginia/Kempsville and Bayside	2

Industrial Properties
500 North Lake Shore Drive; Hartland, Wisconsin	Milwaukee, Wisconsin/Waukesha County	4
9201 Faulkner Lake Road; North Little Rock, Arkansas	Little Rock, Arkansas/North Little Rock	5
301 Industrial Drive; Horicon, Wisconsin	Milwaukee, Wisconsin/Dodge County	4
321 Foster Avenue; Wood Dale, Illinois	Chicago, Illinois/O’Hare Airport area	6
7300 Airport Road; Houston, Texas	Houston, Texas/[Northwest]	5
1050 Indianhead Drive; Mosinee, Wisconsin	Marathon and Portage County	4
11500 Melrose Avenue; Franklin Park, Illinois	Chicago, Illinois/Near West Suburbs	5
6752 Baymeadow Drive; Glen Burnie, Maryland	Metropolitan Baltimore, Maryland/Baltimore Washington Corridor	344
1114 Seaco Avenue; Deer Park, Texas	Houston, Texas/[Northwest]	5
4412 Coloma Road; Coloma, Michigan	Southwest Lower Michigan	Not Available
1800 Bruning Drive; Itasca, Illinois	Chicago, Illinois/O’Hare Airport area	5
4500 Westport Drive; Mechanicsburg, Pennsylvania	Central Pennsylvania/Greater Harrisburg	Not Available
700 North Highway 45; Libertyville, Illinois	Chicago, Illinois/Lake County	5
315 Kirk Road; St. Charles, Illinois	Chicago, Illinois/Central Kane and DuPage County	5
300 10th Street; Clarion, Iowa	Clarion, Iowa	Not Available
1405 S. Main Street; Fountain Inn, South Carolina	Greenville and Spartanburg, South Carolina	Not Available
5568 West Chester Road; Westchester, Ohio	Cincinnati, Ohio/Northwest	5
9625 55th Street; Kenosha, Wisconsin	Milwaukee, Wisconsin/Kenosha County	4
21875 Doral Road; Waukesha, Wisconsin	Milwaukee, Wisconsin/Waukesha County	4
104 Enterprise Boulevard; Kinston, North Carolina	Lenoir County, North Carolina	6
421 E. Stevenson Road; Ottawa, Illinois	Ottawa, Illinois/LaSalle County	6
135 S. Mount Zion Road, Building 577; Lebanon, Indiana	Lebanon, Indiana/Boone County	Not Available

MB REIT is of the opinion that the properties in this portfolio will be adequately covered by insurance when MB REIT owns them.

The properties in this portfolio were built between 1950 and 2003.  As of August 16, 2006, all of the properties in this portfolio is one hundred percent (100%) occupied.  With the exception of the property located at 3901 Liberty Street, each of the properties in this portfolio has one (1) tenant that occupies one hundred percent (100%) of the total gross leasable area of that property.  Two tenants each lease more than 10% of the total gross leasable area of 3901 Liberty Street, Aurora, Illinois.  BRK Brands First Alert leases 45,000 square feet or 75% of the property.  Powermate Corporation leases 15,000 square feet or 25% of the property.  The leases of the portfolio properties require the respective tenants to pay base annual rent on a monthly basis as follows:

		Approximate GLA (Sq. Ft.)	Renewal	Base Rent per Square Foot per		Lease	Term
Address	Tenant	Square Feet	Options	Annum ($)		Beginning	To
Office Properties
3901 Liberty Street, Aurora, Illinois	BRK Brands	45,000	-	11.37	(3)	01/03	08/10

	Powermate	15,000	7/1 yr.	8.00		09/04	08/07

8900 Lakes @ 610 Drive, Houston, Texas	Kelsey Seybold Clinic	119,527	2/5 yrs.	10.50		04/99	06/09
				10.35		07/09	01/10

101 Civic Center Drive, Santee, California	Hartford Fire Insurance Co.	77,000	2/5 yrs.	20.80		05/03	10/06
				21.80		11/06	10/10

8822 S. Ridgeline Boulevard, Highland Ranch, Colorado	Software AG, Inc.	85,680	3/5 yrs.	12.76	(1)	12/95	12/06
				12.91		01/07	12/07
				13.23		01/08	12/10
				13.83		01/11	12/12
				14.82		01/13	12/15

3900 Kinross Lakes Parkway, Richfield, Ohio	Proquest Business Solutions, Inc.	85,214	2/5 yrs.	17.31		06/04	05/09

725 Regional Road, Greensboro, North Carolina	EDS Information Services LLC	113,526	2/5 yrs.	10.94		09/03	08/08

Retail Properties
125 E. Army Trail Road, Glendale Heights, Illinois	TSA Sports	42,000	4/5 yrs.	10.05	(1)	06/94	01/10
				11.30		02/10	01/15

145 E. Army Trail Road, Glendale Heights, Illinois	Ulta 3	8,820	1/5 yrs.	15.57		03/04	03/09

135 E. Army Trail Road, Glendale Heights, Illinois	Cardinal Fitness	10,000	-	13.50		12/06	11/11
				14.85		12/11	11/21

1575 Lexington Road Athens, Georgia	Eastwynn Theaters, Inc.	52,990	1/7 yrs.	14.37		07/00	06/09
				15.81		07/09	06/14
				17.39		07/14	06/19
				19.13		07/19	06/23

629 Newtown Road, Virginia Beach, Virginia	Hollywood Entertainment	7,488	2/5 yrs.	18.63	(1)	04/97	03/07
				20.87		04/07	04/12

Industrial Properties
500 North Shore Drive, Hartland, Wisconsin	AMK Holdings	134,210	2/10 yrs.	6.10	(3)	09/02	08/22

9201 Faulkner Lake Road North Little Rock, Arkansas	Deluxe Video Services, LLC	712,000	2/10 yrs.	4.93	(3)	12/01	12/21

301 Industrial Drive Horicon, Wisconsin	Metals USA Specialty Metals Northwest	139,000	-	3.95	(1)	07/97	01/21

321 Foster Avenue Wood Dale, Illinois	Entegra Fasteners Corp.	137,607	2/10 yrs.	5.19	(1)	01/02	01/22

7300 Airport Road Houston, Texas	Lemons Metal Gasket Company	223,599	2/10 yrs.	4.18	(1)	01/02	01/22

1050 Indianhead Drive, Mosinee, Wisconsin	Fulton Performance Products Inc.	193,200	2/10 yrs.	3.40	(1)	02/02	01/22

11500 Melrose Avenue Franklin Park, Illinois	Alco Manufacturing Company	97,766	-	5.42		12/98	11/06
				5.52		12/06	11/07
				5.57		12/07	11/08
				5.63		12/08	12/09

6752 Baymeadow Drive, Glen Burnie, Maryland	Millennium Inorganic Chemicals	120,000	5/5 yrs.	15.69		12/01	12/21

1114 Seaco Avenue Deer Park, Texas	Caleb Brett USA, Inc.	22,980	2/5 yrs.	18.02		09/99	12/08
				18.83		09/09	08/14

4412 Coloma Road Coloma, Michigan	GATX Logistics	423,230	-	3.91		04/98	05/08
				4.30		06/08	06/13

1800 Bruning Drive West Itasca, Illinois	OCE, USA	202,000	2/5 yrs.	6.82	(2)	01/01	06/17

4500 Westport Drive, Mechanicsburg, Pennsylvania	FMC Corporation- Bioployme	178,600	3/5 yrs.	3.15		04/04	06/07
				3.19		07/07	06/08
				3.22		07/08	06/09
				3.27		07/09	06/10
				3.31		07/10	06/11
				3.35		07/11	06/12
				3.39		07/12	06/13
				3.43		07/13	06/14

700 North Highway 45, Libertyville, Illinois	USG Corporation	197,100	3/5 yrs.	10.64	(1)	09/98	08/13

315 Kirk Road St. Charles, Illinois	DOPACO	309,900	1/5 yrs.	3.54		08/03	07/08
				3.91		08/08	07/13
				4.32		08/13	12/15

300 - 10th Street Clarion, Iowa	Centrobe Inc.	126,900	2/5 yrs.	3.39	(2)	01/98	12/09

1405 S. Main Street Fountain Inn, South Carolina	Goglanian Bakeries, Inc.	110,700	2/5 yrs.	3.63	(1)	05/03	04/18

5568 West Chester Road, Westchester, Ohio	Cornerstone Consolidated Service Group, Inc.	970,168	1/10 yrs.	5.55	(3)	04/99	10/12

9625 55th Street Kenosha, Wisconsin	Pure-Flo MPC	175,052	-	5.69	(2)	05/03	05/18

21875 Doral Road Waukesha, Wisconsin	AMK Holdings	43,500	2/5 yrs.	4.38	(3)	05/03	05/18

104 Enterprise Boulevard Kinston, North Carolina	DOPACO	400,000	2/5 yrs.	2.98	(1)	06/96	05/11

421 E. Stevenson Road Ottawa, Illinois	OfficeMax Contract, Inc.	38,285	2/5 yr.	6.77	(1)	11/92	10/12

135 S. Mount Zion Road, Lebanon, Indiana	Pearson Education	1,091,435	1/5 yrs.	3.04		01/03	10/06
				3.20		11/06	12/07
				3.36		01/08	10/11
				3.55		11/11	12/12
				3.72		01/13	10/16

(1)

Future base rent per square foot is increased based upon annual increases in the Consumer Price Index.

(2)

These leases provide for a 3% base rent increase per year.

(3)

These leases provide for a 2% base rent increase per year.

The tenants for each respective property in this portfolio may be responsible for paying the real estate taxes directly to the taxing authorities in accordance with the terms of their leases.  Real estate taxes payable in 2005 or 2006 for the tax year ended 2005 (the most recent tax year for which information is generally available) were calculated by multiplying the properties' assessed values by their respective tax rates as listed below.

For federal income tax purposes, the total depreciable basis in these properties, if acquired, will be approximately $369.7 million.  MB REIT calculates depreciation expense for tax purposes using the straight-line method.  MB REIT depreciates buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.  The following table indicates the real estate taxes, real estate tax rates and estimated income tax basis for each property.

	Real Estate	Real Estate	Income Tax Depreciable
	Tax Amount ($)	Tax Rate (%)	Basis
Address			(in millions)
Office Properties
3901 Liberty Street, Aurora, Illinois	$142,462	7.78	$6.2
8900 Lakes @ 610 Drive, Houston, Texas	227,428	3.04	13.0
101 Civic Center Drive, Santee, California	254,194	1.05	14.9
8822 S. Ridgeline Boulevard, Highlands Ranch, Colorado	233,060	9.57	11.0

3900 Kinross Lakes Parkway, Richfield, Ohio	167,029	3.62	13.1
725 Regional Road, Greensboro, North Carolina	136,226	1.21	9.8

Retail Properties
125 E. Army Trail Road, Glendale Heights, Illinois	98,656	7.80	4.3
145 E. Army Trail Road, Glendale Heights, Illinois	20,017	7.80	1.4
135 E. Army Trail Road, Glendale Heights, Illinois	24,307	7.80	1.4
1575 Lexington Road, Athens, Georgia	81,761	3.32	7.8
629 Newtown Road, Virginia Beach, Virginia	8,993	1.02	1.4

Industrial Properties
500 North Lake Shore Drive, Heartland, Wisconsin	1,164,491	18.71	8.1
9201 Faulkner Lake Road, North Little Rock, Arkansas	257,890	6.31	34.3
301 Industrial Drive, Horicon, Wisconsin	98,865	2.60	5.5
321 Foster Avenue, Wood Dale, Illinois	133,328	5.27	7.0
7300 Airport Road, Houston, Texas	287,549	2.23	10.1
1050 Indianhead Drive, Mosinee, Wisconsin	146,157	2.23	7.0
11500 Melrose Avenue, Franklin Park, Illinois	201,034	8.06	6.1
6752 Baymeadow Drive, Glen Burnie, Maryland	149,675	1.06	19.5
1114 Seaco Avenue, Deer Park, Texas	52,372	3.35	4.4
4412 Coloma Road, Coloma, Michigan	88,437	0.76	14.1
1800 Bruning Drive, Itasca, Illinois	207,738	5.85	14.3
4500 Westport Drive, Mechanicsburg, Pennsylvania	80,057	0.94	5.9
700 North Highway 45, Libertyville, Illinois	214,106	6.44	19.9
315 Kirk Road, St. Charles, Illinois	216,452	6.76	10.8
300 10th Street, Clarion, Iowa	96,667	3.72	3.9
1405 S. Main Street, Fountain Inn, South Carolina	70,967	2.74	4.0
5568 West Chester Road, Westchester, Ohio	171,022	65.00	48.6
9625 55th Street, Kenosha, Wisconsin	154,077	2.30	10.1
21875 Doral Road, Waukesha, Wisconsin	23,644	1.43	1.8
104 Enterprise Boulevard, Kinston, North Carolina	81,028	0.81	12.2
421 E. Stevenson Road, Ottawa, Illinois	75,793	8.58	2.5
135 S. Mount Zion Road, Building 577, Lebanon, Indiana	461,643	2.77	35.4

Totals	$5,827,125		$369.7

The table below sets forth certain information with respect to the occupancy rate at each of the properties in this portfolio expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot for the five years ended December 31, 2001, 2002, 2003, 2004 and 2005.

	Occupancy Rate as of December 31,
Address	2001	2002	2003	2004	2005
Office Properties
3901 Liberty Street, Aurora, Illinois	75%	75%	75%	100%	100%
8900 Lakes @ 610 Drive, Houston, Texas	100%	100%	100%	100%	100%
101 Civic Center Drive, Santee, California	-	-	100%	100%	100%
8822 S. Ridgeline Boulevard, Highlands Ranch, Colorado	100%	100%	100%	100%	100%
3900 Kinross Lakes Parkway, Richfield, Ohio	-	-	-	100%	100%
725 Regional Road, Greensboro, North Carolina	-	-	100%	100%	100%

Retail Properties
125 E. Army Trail Road, Glendale Heights, Illinois	100%	100%	100%	100%	100%
145 E. Army Trail Road, Glendale Heights, Illinois	-	-	-	100%	100%
135 E. Army Trail Road, Glendale Heights, Illinois	-	-	-	-	-
1575 Lexington Road, Athens, Georgia	100%	100%	100%	100%	100%
629 Newtown Road, Virginia Beach, Virginia	100%	100%	100%	100%	100%

Industrial Properties
500 North Lake Shore Drive, Heartland, Wisconsin	-	100%	100%	100%	100%
9201 Faulkner Lake Road, North Little Rock, Arkansas	100%	100%	100%	100%	100%
301 Industrial Drive, Horicon, Wisconsin	100%	100%	100%	100%	100%
321 Foster Avenue, Wood Dale, Illinois	-	100%	100%	100%	100%
7300 Airport Road, Houston, Texas	-	100%	100%	100%	100%
1050 Indianhead Drive, Mosinee, Wisconsin	-	100%	100%	100%	100%
11500 Melrose Avenue, Franklin Park, Illinois	100%	100%	100%	100%	100%
6752 Baymeadow Drive, Glen Burnie, Maryland	100%	100%	100%	100%	100%
1114 Seaco Avenue, Deer Park, Texas	100%	100%	100%	100%	100%
4412 Coloma Road, Coloma, Michigan	100%	100%	100%	100%	100%
1800 Bruning Drive, Itasca, Illinois	100%	100%	100%	100%	100%
4500 Westport Drive, Mechanicsburg, Pennsylvania	-	-	-	100%	100%
700 North Highway 45, Libertyville, Illinois	100%	100%	100%	100%	100%
315 Kirk Road, St. Charles, Illinois	-	-	100%	100%	100%
300 10th Street, Clarion, Iowa	100%	100%	100%	100%	100%
1405 S. Main Street, Fountain Inn, South Carolina	-	-	100%	100%	100%
5568 West Chester Road, Westchester, Ohio	100%	100%	100%	100%	100%
9625 55th Street, Kenosha, Wisconsin	-	-	100%	100%	100%
21875 Doral Road, Waukesha, Wisconsin	-	-	100%	100%	100%
104 Enterprise Boulevard, Kinston, North Carolina	100%	100%	100%	100%	100%
421 E. Stevenson Road, Ottawa, Illinois	100%	100%	100%	100%	100%
135 S. Mount Zion Road, Building 577, Lebanon, Indiana	-	-	100%	100%	100%

	Effective Annual Rent per Square Foot ($) as of December 31,
Address	2001	2002	2003	2004	2005
Office Properties
3901 Liberty Street, Aurora, Illinois	-	-	10.71	10.20	10.36
8900 Lakes @ 610 Drive, Houston, Texas	-	-	11.37	10.50	10.50
101 Civic Center Drive, Santee, California	-	-	20.80	20.80	20.80
8822 S. Ridgeline Boulevard, Highlands Ranch, Colorado	12.26	12.26	12.26	12.58	12.76
3900 Kinross Lakes Parkway, Richfield, Ohio	-	-	-	17.31	17.31
725 Regional Road, Greensboro, North Carolina	-	-	10.94	10.94	10.94

Retail Properties
125 E. Army Trail Road, Glendale Heights, Illinois	8.93	8.93	8.93	8.93	10.05
145 E. Army Trail Road, Glendale Heights, Illinois	14.09	14.09	14.09	15.57	15.57
135 E. Army Trail Road, Glendale Heights, Illinois	-	-	-	-	-
1575 Lexington Road, Athens, Georgia	12.88	12.88	12.88	14.37	14.37
629 Newtown Road, Virginia Beach, Virginia	16.56	18.63	18.63	18.63	18.63

Industrial Properties
500 North Lake Shore Drive, Heartland, Wisconsin	-	5.38	5.51	5.59	5.98
9201 Faulkner Lake Road, North Little Rock, Arkansas	4.74	4.74	4.74	4.74	4.83
301 Industrial Drive, Horicon, Wisconsin	3.54	3.54	3.73	3.73	3.95
321 Foster Avenue, Wood Dale, Illinois	-	4.63	4.78	4.86	5.01
7300 Airport Road, Houston, Texas	-	4.18	4.18	4.18	4.18
1050 Indianhead Drive, Mosinee, Wisconsin	-	3.06	3.15	3.19	3.29
11500 Melrose Avenue, Franklin Park, Illinois	5.22	5.27	5.32	5.37	5.42
6752 Baymeadow Drive, Glen Burnie, Maryland	14.22	14.22	14.57	14.94	15.31
1114 Seaco Avenue, Deer Park, Texas	17.22	17.22	17.22	18.02	18.02
4412 Coloma Road, Coloma, Michigan	3.56	3.56	3.91	3.91	3.91
1800 Bruning Drive, Itasca, Illinois	5.88	6.06	6.24	6.43	6.62

4500 Westport Drive, Mechanicsburg, Pennsylvania	-	-	-	3.10	3.10
700 North Highway 45, Libertyville, Illinois	10.64	10.64	10.64	10.64	10.64
315 Kirk Road, St. Charles, Illinois	-	-	3.54	3.54	3.54
300 10th Street, Clarion, Iowa	2.89	2.99	3.09	3.19	3.29
1405 S. Main Street, Fountain Inn, South Carolina	-	-	3.42	3.49	3.56
5568 West Chester Road, Westchester, Ohio	5.12	5.23	5.33	5.44	5.55
9625 55th Street, Kenosha, Wisconsin	-	5.21	5.37	5.53	5.69
21875 Doral Road, Waukesha, Wisconsin	-	-	4.13	4.21	4.29
104 Enterprise Boulevard, Kinston, North Carolina	2.52	2.60	2.68	2.70	2.87
421 E. Stevenson Road, Ottawa, Illinois	6.77	6.77	6.77	6.77	6.77
135 S. Mount Zion Road, Building 577, Lebanon, Indiana	-	-	3.04	3.04	3.04